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EXHIBIT 1.


                     LETTERHEAD OF DELOITTE & TOUCHE LLP


April 23, 1999


Securities and Exchange Commission
Mail Stop 9-5
450 5th Street, N.W.
Washington, D.C.   20549


Dear Sirs/Madams:

We have read and agree with the comments in the first sentence of paragraph one and the entire second and third paragraphs in Item 4 of Form 8-K of Earl Scheib, Inc. dated April 23, 1999. With respect to the second sentence of the first paragraph and the entire fourth paragraph of Item 4, we have no basis to either agree or disagree with those comments.



Yours truly,

/s/ Deloitte & Touche LLP